PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of June 19, 2006, by and among NT HOLDING CORP., a Nevada corporation ("NF"), and SYSTEM WEALTH LIMITED, a company organized under the laws of the British Virgin Islands (the "Purchaser").

RECITALS

A. NT is the sole shareholder of all of the issued and outstanding stock of Tagalder C3 Holdings Inc., a company organized under the laws of the British Virgin Islands ("Tagalder").

B. NT desires to sell to Purchaser, and Purchaser desires to purchase from NT, all of the issued and outstanding stock of Tagalder, on the terms and conditions set forth herein.

C. The respective Boards of Directors and, if necessary, shareholders of NT and Purchaser have approved the transactions contemplated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
STOCK ACQUISITION

1.1 Stock Acquisition. At the Closing (as hereinafter defined), Purchaser shall acquire 100% of the issued and outstanding stock of Tagalder from NT. The consideration to be paid by Purchaser in exchange for such stock shall be a total of $800,000 (the "Purchase Price"), to be paid with interest in accordance with a promissory note in the form attached hereto and incorporated herein as Exhibit A (the "Promissory Note").

1.2 Closing and Effective Time. Subject to the satisfaction of the conditions set forth herein, the transaction which is the subject of this Agreement shall be consummated as of even date herewith (the "Closing" and/or "Closing Date"), or at such other time and at such place as the parties shall agree in good faith. At the Closing, Purchaser will deliver the executed Promissory Note, and each of the parties will execute and deliver such other documents, including certificates, as may be required hereunder or as reasonably requested by the other party to complete the transactions contemplated in this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 Renresentations and Warranties of Purchaser. Purchaser represents and warrants to NT that the following are true, correct and complete as of the Closing Date:

(a) Authority. Purchaser is a company duly organized, validly existing, and in good standing under the laws of the British Virgin Islands. Purchaser has all requisite right, power and authority to: (i) execute and deliver this Agreement and its related documents and perform his obligations hereunder and thereunder, and (ii) consummate the transactions contemplated in this Agreement. There are no agreements, contracts or commitments to which Purchaser is a party that would prohibit or restrict the transactions contemplated under this Agreement No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Purchaser's execution and deliver of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and delivered by Purchaser, this Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms.

(b) Transaction Not a Breach. The execution and delivery of this Agreement and its related documents, the performance by Purchaser hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Purchaser, or (ii) conflict with or result in a material breach of any contract, agreement, or other instrument, obligation or understanding of any nature to which Purchaser is a party or by which Purchaser is bound or affected.

(c) Solvency. Purchaser has not been the subject of any bankruptcy or insolvency proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to his assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill his payment obligations in the ordinary course. None of the above has been commenced or threatened against Purchaser.

2.2 Representations and Warranties of NT. Purchaser represents and warrants to NT that the following are true, correct and complete as of the Closing Date:

(a) Authority. NT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, U.S.A. Tagalder is a company duly organized, validly existing, and in good standing under the laws of the British Virgin Islands. NT has all requisite right, power and full authority to: (i) execute and deliver this Agreement and its related documents and perform her obligations hereunder and thereunder, (ii) consummate the transactions contemplated in this Agreement There are no agreements, contracts or commitments to which NT or Tagalder is a party that would prohibit or restrict the transactions contemplated under this Agreement No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to NT's execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and delivered by NT, this Agreement constitutes the valid and binding obligation of NT enforceable in accordance with its terms.

(b) Transaction Not a Breach. The execution and delivery of this Agreement and its related documents, the performance by NT hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to NT or Tagalder, or (ii) conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, or other instruments of formation or organization of NT or Tagalder.

(c) Books and Records. NT has made and will make available for inspection by Purchaser upon reasonable request the charter documents and minute books of Tagalder and all of Tagalder's books of account. Such books of account of Tagalder have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Purchaser by NT are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(d) Compliance with Laws. To the lmowledge of NT, Tagalder is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(e) Liabilities and Obligations. Tagalder has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on Tagalder's financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(t) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of NT threatened against or affecting Tagalder, which is reasonably likely to have a material adverse effect on Tagalder, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Tagalder having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(g) Taxes. To the knowledge of NT, Tagalder has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and to the knowledge of NT, Tagalder has paid, or has made adequate provision for the payment of, all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods.

(h) Licenses, Permits. Tagalder owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(i) Stock Ownership. NT owns 100% of the issued and outstanding stock of Tagalder, and such stock is free and clear of any liens, options, charges or encumbrances of any nature.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Covenants of NT and Purchaser. In the event that the Closing does not occurs on the same date as this Agreement, then during the period from the date of this Agreement and continuing until the Closing or the termination of this Agreement, NT and Purchaser each agree as to themselves (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a) Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b) Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock

(c) Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d) Governing Documents. No party shall amend or propose to amend its Articles of Incorporation, Bylaws, or other charter documents.

(e) No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f) Indebtedness. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2 Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue, or in any of the conditions set forth in Article V not being satisfied.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1 Access to Information. Upon reasonable request and notice, after the date hereof and prior to the Closing, each of NT and Purchaser shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and during such period each of NT and Purchaser shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of any applicable securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.2 Legal Conditions to Acquisition. Each of NT and Purchaser shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the transactions hereunder and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of theft related entities or subsidiaries in connection with such transactions. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of; or any exemption by, any governmental entity or other public or private third party, required to be obtained or made by NT or Purchaser or any of their related entities or subsidiaries in connection with the transactions hereunder or the taking of any action contemplated thereby or by this Agreement.

4.3 Board of Directors and Officers. As reasonably directed by Purchaser, NT shall cause the officers and directors of Tagalder to resign in connection with or promptly following the Closing. Purchaser shall thereupon appoint new officers and directors as replacements. The parties agree to coordinate in good faith the prepare such documents and make such filings as reasonably necessary to accomplish the matters envisioned by this Section 4.3.

ARTICLE V
CONDITIONS PRECEDENT

5.1 Conditions to Each Party's Obligation To Conduct the Closing. The respective obligations of each party to conduct the Closing shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals ot; or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to conduct the Closing is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Purchaser:

(a) Representations and Warranties. The representations and warranties of NT set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed on behalf ofNT by its President to such effect.

(b) Performance of Obligations of NT. NT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of NT by its President to such effect.

(c) Closing Documents. Purchaser shall have received such certificates and other closing documents as counsel for Purchaser shall reasonably request.

(d) Consents. NT shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Purchaser, individually or in the aggregate, have a material adverse effect on Tagalder and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.

(e) Due Diligence Review. Purchaser shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Tagalder and shall not have determined that any of the representations or warranties of NT contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that NT is otherwise in violation of any of the provisions of this Agreement

(f) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the reasonable judgment of Purchaser, made in good faith, would make the consummation of the transactions hereunder imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Tagalder, the consequences of which, in the reasonable judgment of Purchaser, could be materially adverse to Tagalder or Purchaser.

5.3Conditions to Obligations of NT. The obligation of NT to conduct the Closing is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by NT:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and NT shall have received a certificate signed on behalf of Purchaser by its President to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NT shall have received a certificate signed on behalf of Purchaser by its President to such effect

(c) Closing Documents. NT shall have received such certificates and other closing documents as counsel for NT shall reasonably request.

(d) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the reasonable judgment of NT, made in good faith, would make the consummation of the transactions hereunder imprudent.

ARTICLE VI TERMINATION AND AMENDMENT '

6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the parties; or

(b) by either party if there has been a material breach of any representation, warranty, covenant or agreement hereunder on the part of the other party which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions hereunder shall have become final and non-appealable.

6.2 Effect of Termination. In the event of termination of this Agreement by either party as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 Amendment This Agreement may be amended by mutual agreement of the parties. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the date thereof.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to NT:

8th Floor, No. 211 Johnston Road Wanchai
Hong Kong

(b)	If to Purchaser:

System Wealth Limited
c/o CCS Management Limited
Sea Meadow House, Blackbume Highway, Road Town,
Tortola,
British Virgin Islands.

Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, U.S.A. without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 Publicity. Except as otherwise required by law or the rules of the United States Securities and Exchange Commission, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9 Assignment Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF; this Purchase and Sale Agreement has been signed by each of the parties set forth below as of the date set forth above.

NT HOLDING CORP

3y:  /s/ CHUN KA TSUN
  CHUN KA TSUN, Authorized Officer

SYSTEM WEALTH LIMITED

By: Law Pik Tim, Authorized Officer

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been signed by each of the parties set forth below as of the date set forth above.

SYSTEM WEALTH LIMITED

By: a /t-) LAW PM TIM, Authorized Officer

EXHIBIT A
Promissory Note

PROMISSORY NOTE

US$800,000.00	June 19, 2006

FOR VALUE RECEIVED, SYTEM WEALTH LIMITED, a company organized under the laws of the British Virgin Islands, with an address at:

System Wealth Limited
c/o CCS Management Limited
Sea Meadow House, Blackbume Highway, Road Town,
Tortola,
British Virgin Islands.

(referred to herein as "Debtor"), hereby promises and agrees to pay to the order of NT Holding Corp., a corporation organized under the laws of the State of Nevada, U.S.A., at 8th Floor, No. 211, Johnston Road, Wanchai, Hong Kong (referred to herein as "Creditor"), or at such other place as set forth herein or as designated in writing by the Holder (as defined below) hereof, in lawful money of the United States of America, the principal sum of Eight Hundred Thousand U.S. Dollars (US$800,000.00), together with interest thereon and other fees in connection therewith, all in accordance with the terms and conditions set forth below.

1.
Payment on this Note shall be due and payable in one lump sum payment on December 15, 2006, at which time all principal and interest owed hereunder will be due and payable in full. Payment shall be delivered to Creditor's address, or to such other address as directed in writing by the Holder hereof, and shall be made in U.S. Dollars in immediately available funds, except as otherwise agreed by the Holder. Simple interest on the unpaid principal balance hereof will apply from the date hereof at the rate of two percent (2%) per month, until the entire outstanding balance and all interest accrued thereon has been repaid in full.

2.
Creditor may sell, assign, transfer, pledge or hypothecate this Note and any or all of its rights and remedies hereunder at any time, with or without notice to Debtor, to any person or entity. Creditor and its successors and assigns under this Note are sometimes referred to herein as the "Holder."

3.	Debtor may prepay any amount due hereunder, in whole or in part, at any time without penalty or premium for such early payment.

4.
This Note is secured by, and Debtor hereby irrevocably pledges and grants, a lien and security interest to be held by Creditor encumbering all of Debtor's right, title and interest in and to all of the issued and outstanding stock of Tagalder C3 Holdings Inc., a company organized under the laws of the British Virgin Islands. Debtor agrees, upon request by Creditor, to execute and deliver such documentation, including without limitation a deed of trust in form and substance reasonably satisfactory to Creditor, as deemed necessary or appropriate by Creditor to perfect the pledge and security interest granted herein. The foregoing pledge and security interest shall continue in effect until such time as the Note has been paid in full, at which time Creditor (or the Holder, if applicable) shall, upon request from Debtor, execute and deliver such documentation as necessary to release the foregoing pledge and security interest. In the event of a default by Debtor under this Note, Creditor shall be entitled to all rights and remedies available under law.

the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which maybe incurred by Holder in connection with the enforcement of any its rights under this Note, including, but not limited to, attorneys' fees and all costs and expenses of collection.

6.
All amounts paid by Debtor in respect of amounts due hereunder shall be applied by Holder In the following order of priority: (a) amounts due and payable, if any, pursuant to Paragraph 5 above, (b) interest due and payable, and, (c) the outstanding principal balance hereof.

7.
Debtor, on behalf of itself and all sureties, guarantors, and endorsers hereof; if any, hereby waives presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof with or without substitution.

The failure of Holder in any one or more instances to insist upon strict performance of any of the terms and provisions of this Note, or to exercise any option conferred herein shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms, provisions or options on any future occasion.

9,
This Note shall he governed by and construed in accordance with the laws of the State of Nevada, U.S.A., without giving effect to any conflict of laws provisions. Jurisdiction and venue for any action arising under this Note shall be proper in any court located in the State of Nevada, This Note shall bind the successors and assigns of Debtor and shall inure to benefit of the successors and assigns of Creditor.

10
This Note constitutes the entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersedes and replaces any prior understanding or agreement, oral or written, relating to such subject matters.

INVITNESS WHEREOF; Debtor has executed this Note. Effective as of the day and. year first above: written.

SYSTEM .WEALTH LIMITED

LAW PIK TIM, Authorized Officer.